Exhibit 5.2

242 Trumbull Street

Hartford, CT 06103-1212

T: (860) 275-0100 F: (860) 275-0343

October 25, 2018

Voya Financial, Inc.

230 Park Avenue

New York, New York 10169

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as Connecticut counsel to Voya Holdings Inc. (formerly known as Lion Connecticut Holdings Inc.), a Connecticut corporation (the “Guarantor”) and a subsidiary of Voya Financial, Inc. (formerly known as ING U.S, Inc.), a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offer to exchange the Company’s outstanding unregistered 4.7% Fixed-to-Floating Rate Junior Subordinated Notes due 2048 (the “Original Securities”) for up to $350,000,000 aggregate principal amount of its new 4.7% Fixed-to Floating Rate Junior Subordinated Notes due 2048 (the “Exchange Securities”), pursuant to the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act. The Exchange Securities will be issued under a junior subordinated debt indenture, dated as of May 16, 2013 (the “Base Indenture”), among the Company, the Guarantor, and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Second Supplemental Indenture dated as of January 23, 2018 (the “Second Supplemental Indenture”), among the Company, the Guarantor, and the Trustee. The Base Indenture, as supplemented by the Second Supplemental Indenture, is herein called the “Indenture”. The Exchange Securities will be guaranteed by the Guarantor on an unsecured, junior subordinated basis (the “Guarantee”).

In connection with the opinions expressed herein, we have reviewed copies of the following documents:

(i)	the Base Indenture and the Guarantee set forth therein;

(ii)	the Second Supplemental Indenture;

October 25, 2018

(iii)	the Registration Statement; and

(iv)

Certificate of the Secretary of the Guarantor as to the certificate of incorporation and bylaws of the Guarantor, authorizing resolutions of the Guarantor’s board of directors and the incumbency of the officers of the Guarantor signing the Indenture on behalf of the Guarantor (the “Corporate Secretary’s Certificate”).

We have also made such other investigation as we have considered necessary as the basis for the opinions set forth herein.

In preparing this opinion, we have relied upon the certifications as to factual matters made in the Corporate Secretary’s Certificate and in certificates of the Secretary of the State of the State of Connecticut; and we have assumed that all of the same are true, correct and complete and have not undertaken any further inquiry as to the accuracy thereof. We have no knowledge that any of such factual matters are untrue, incomplete or incorrect.

Our opinion in opinion paragraph 1 as to the existence of the Guarantor is based solely upon the certificate dated October 24, 2018, issued by the Office of the Secretary of the State of the State of Connecticut, stating that, as of such date, the Guarantor is in existence in the State of Connecticut.

We have also assumed without any independent inquiry:

(a)    that the Guarantor is part of an insurance company holding company system but is not a Connecticut-domiciled insurance company; and

(b)    that the Guarantor has not entered into any agreements that modifies or amends the terms of the Guarantee.

Based upon the foregoing assumptions, and subject to the limitations, qualifications and exceptions hereinafter set forth, we are of the opinion that:

1.    The Guarantor is a corporation in existence under the laws of the State of Connecticut, and the Guarantor has all requisite power and authority to perform its obligations under the Indenture and the Guarantee.

2.    The Guarantee and the Indenture have been duly authorized by the Guarantor, and the Indenture has been duly executed and delivered by the Guarantor.

3.    The execution and delivery by the Guarantor of the Indenture and the performance of the Guarantor’s obligations thereunder and under the Guarantee in accordance with their terms, does not and will not (i) violate the certificate of incorporation or the bylaws of the Guarantor, in each case as in effect on the date hereof, or (ii) violate the Federal Laws of the United States or the laws of the State of Connecticut.

October 25, 2018

Our opinions set forth above are subject to the following qualifications:

A.    We express no opinion herein as to the Blue Sky or securities laws of any jurisdiction.

B.    The foregoing opinions are limited to matters involving the Federal laws of the United States and the laws of the State of Connecticut, and we do not express any opinion with respect to the laws of any other state or jurisdiction.

This opinion is furnished to you in connection with the matter described in the initial paragraph of this opinion letter and is solely for your benefit and is not to be made available to, nor may it be relied upon, by any other party, firm or entity; provided that Cleary Gottlieb Steen & Hamilton LLP may rely on this opinion in the formation of its opinion to the Company on the validity of the Guarantee.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of the New Notes and Guarantees of the New Notes” in the prospectus that forms part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion speaks only as of its date, and we do not assume any obligation to provide you with any subsequent or updating opinion or advice in the event of any change in fact or law after the date hereof or for any other reason.

Very truly yours,

/s/ Day Pitney LLP

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